Exhibit 5.2

Schlumberger N.V.

(Schlumberger Limited)

5599 San Felipe, 17th Floor

Houston, Texas 77056

9 September 2020

Ladies and Gentlemen:

We have acted as legal counsel to Schlumberger N.V. (also referred to as Schlumberger Limited), a limited liability company organized under the laws of Curaçao (the “Company”), in connection with the preparation of the filing by the Company and Schlumberger Finance Canada Ltd., a corporation incorporated under the laws of the Province of Alberta, Canada (“SFCL”), of a Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of (i) senior unsecured debt securities of SFCL (“Debt Securities”) and (ii) guarantees of the Debt Securities by the Company (the “Guarantees,” and, together with the Debt Securities, the “Securities”), that may be issued and sold from time to time pursuant to Rule 415 under the Act, as amended, certain legal matters in connection with the Securities are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Registration Statement.

This opinion is limited to matters governed by the laws of Curaçao.

We have reviewed each of the Articles of Incorporation, the Amended and Restated Bylaws of the Company, each as amended to date and a draft of the Registration Statement; have familiarized ourselves with the matters discussed in the Registration Statement; and have examined all statutes and other records, instruments and corporate documents pertaining to the Company and the matters discussed in the Registration Statement that we deem necessary to examine for the purpose of this opinion. We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

Based upon our examination as aforesaid, we are of the opinion that:

1.

The Company has been duly incorporated under the laws of the former Netherlands Antilles and is currently validly existing as a limited liability company (naamloze vennootschap) under the laws of Curaçao.

2.

The Guarantees, if and when the issue and the amount of any such guarantees of Debt Securities by the Company have been duly authorized by the Board of Directors of the Company, or, to the extent lawfully delegated, by a committee thereof or by officers authorized by the Board of Directors or such committee, will, if and when issued by the Company, be duly authorized.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We understand that Gibson, Dunn & Crutcher L.L.P. intends to rely upon this opinion for purposes of the opinion such firm expects to deliver in connection with the Registration Statement, and we hereby consent to such reliance as though this opinion were addressed to such firm.

Sincerely yours,

/s/ STvB Advocaten (Europe) N.V.